Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated April 22, 2008, relating to the financial statements and financial highlights of Baron Retirement Income Fund (formerly known as Baron Investment Partnership, L.P. (the “Funds”), which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Registered Public Accountants” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

June 13, 2008